Titan Machinery Inc. Announces Results for Fiscal Second Quarter Ended July 31, 2020

- Revenue for Second Quarter of Fiscal 2021 was $303.5 million -
- GAAP EPS for Second Quarter of Fiscal 2021 was $0.28 and Adjusted EPS was $0.29 -
- Company Introduces Modeling Assumptions for Fiscal Full Year 2021 -

West Fargo, ND – August 27, 2020 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter ended July 31, 2020.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "We generated a solid second quarter top and bottom line performance amid an uncertain environment, which demonstrates the sustainability of our business due to our committed employees along with our strong equipment, parts and service offering. Our Agriculture segment produced 9.3% growth in pre-tax income driven primarily by continued strength in our parts and service businesses. Considering the challenging industry conditions created from the COVID-19 pandemic, we are also pleased with the performance of our Construction and International segments. These results wouldn't be possible without the resolve from our store operations teams that are delivering uninterrupted customer service, while maintaining the safety of their fellow co-workers and our customers."
Fiscal 2021 Second Quarter Results
Consolidated Results
For the second quarter of fiscal 2021, revenue was $303.5 million, compared to $315.0 million in the second quarter last year. Equipment sales were $202.7 million for the second quarter of fiscal 2021, compared to $214.4 million in the second quarter last year. Parts sales were $61.5 million for the second quarter of fiscal 2021, compared to $59.2 million in the second quarter last year. Revenue generated from service was $28.0 million for the second quarter of fiscal 2021, compared to $26.8 million in the second quarter last year. Revenue from rental and other was $11.4 million for the second quarter of fiscal 2021, compared to $14.5 million in the second quarter last year.

Gross profit for the second quarter of fiscal 2021 was $62.7 million, compared to $64.0 million in the second quarter last year. Gross profit margin increased 40 basis points to 20.7% versus the comparable period last year. The increase in gross profit margin was primarily due to an increased mix of higher margin parts and service business, as compared to the second quarter of last year.

Operating expenses decreased by $1.8 million to $53.1 million for the second quarter of fiscal 2021, compared to $54.9 million in the second quarter last year. Operating expenses as a percentage of sales increased slightly to 17.5% for the second quarter of fiscal 2021, compared to 17.4% of revenue in the prior year period due to lower revenue.

Floorplan and other interest expense was $1.9 million in the second quarter of fiscal 2021, compared to $2.4 million for the same period last year. The decrease was due to a lower interest rate environment as well as a lower interest rate spread under our new five-year Amended and Restated Credit Agreement that was finalized in April 2020.

In the second quarter of fiscal 2021, net income was $6.4 million, or earnings per diluted share of $0.28, compared to net income of $5.5 million, or earnings per diluted share of $0.25, for the second quarter of last year.

On an adjusted basis, net income for the second quarter of fiscal 2021 was $6.6 million, or adjusted earnings per diluted share of $0.29, compared to adjusted net income of $6.9 million, or adjusted earnings per diluted share of $0.31, for the second quarter of last year.

Adjusted EBITDA was $15.8 million in the second quarter of fiscal 2021, compared to $15.4 million in the second quarter of last year.

Segment Results
Agriculture Segment - Revenue for the second quarter of fiscal 2021 was $169.1 million, compared to $165.7 million in the second quarter last year. The increase in revenue was driven by on-going momentum in parts and service business. Pre-tax income for the second quarter of fiscal 2021 was $6.8 million, compared to $6.2 million of pre-tax income in the second quarter last year.
Construction Segment - Revenue for the second quarter of fiscal 2021 was $77.7 million, compared to $84.0 million in the second quarter last year. The decrease in revenue was primarily the result of lower equipment and rental demand due to COVID-19 related macroeconomic challenges and uncertainty. Pre-tax income for the second quarter of fiscal 2021 was $1.4 million, compared to a pre-tax income of $1.3 million in the second quarter last year.
International Segment - Revenue for the second quarter of fiscal 2021 was $56.7 million, compared to $65.3 million in the second quarter last year. Lower revenue was driven by decreased customer demand due to below average small grain yields in certain areas of our International footprint as well as overall challenging economic and business conditions due to COVID-19. Pre-tax loss for the second quarter of fiscal 2021 was $0.4 million, compared to income of $0.5 million in the second quarter last year. Adjusted pre-tax loss for the second quarter of fiscal 2021 was $0.6 million, compared to adjusted pre-tax income of $0.4 million in the second quarter last year.
Fiscal 2021 First Six Months Results
Revenue was $613.7 million for the first six months of fiscal 2021, compared to $593.3 million for the same period last year. Net income for the first six months of fiscal 2021 was $8.7 million, or $0.39 per diluted share, compared to a net income of $5.1 million, or $0.23 per diluted share, for the same period last year. On an adjusted basis, net income for the first six months of fiscal 2021 was $10.0 million, or $0.44 per diluted share, compared to an adjusted net income of $7.3 million, or $0.33 per diluted share, in the same period last year. Adjusted EBITDA was $26.9 million in the first six months of fiscal 2021, compared to $22.6 million in the same period last year.
Balance Sheet and Cash Flow
Cash at the end of the second quarter of fiscal 2021 was $44.5 million. Inventories decreased to $570.7 million as of July 31, 2020, compared to $597.4 million as of January 31, 2020. This inventory decrease includes a $33.2 million decrease in equipment inventory, which reflects a decrease in new equipment inventory of $23.9 million and a $9.3 million decrease in used equipment inventory. Outstanding floorplan payables were $352.2 million on $763.0 million total available floorplan lines of credit as of July 31, 2020, compared to $371.8 million outstanding floorplan payables as of January 31, 2020.

In the first six months of fiscal 2021, net cash provided by operating activities was $13.0 million, compared to net cash used for $6.3 million in the first six months of fiscal 2020. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash provided by operating activities was $16.1 million in the first six months of fiscal 2021, compared to adjusted net cash used for operating activities of $49.3 million in the first six months of fiscal 2020.

Mr. Meyer concluded, "Our business remains in a strong financial position, bolstered by an improving inventory position and the additional flexibility and favorable terms of our recently amended credit agreement. Our team has met the recent challenges by successfully reducing expenses and strengthening our balance sheet. Due to the solid first half of fiscal 2021 and our belief in a stabilizing Agriculture business, we are introducing our modeling assumptions for full year fiscal 2021 for the first time since the COVID-19 pandemic began. We continue to maintain our focus on long-term growth initiatives and are grateful to our employees who help us execute these strategies every day."
Fiscal 2021 Modeling Assumptions
The Company is introducing annual modeling assumptions for fiscal year 2021. The Company will provide additional statements regarding expectations for the remainder of fiscal year 2021 on its conference call hosted today. We believe modeling assumptions will continue to be impacted by the challenging global economy due to the COVID-19 pandemic, creating a higher degree of uncertainty in these assumptions compared to a normal environment.

Current Assumptions
Segment Revenue
Agriculture(1)	Up 0-5%
Construction(2)	Down 5-10%
International	Down 10-15%

Diluted EPS	$0.55 - $0.75
Adjusted Diluted EPS(3)	$0.65 - $0.85

(1)Includes the full year impact of the Northwood, ND acquisition completed in October 2019 and partial year impact of the HorizonWest acquisition completed in May 2020.
(2)Includes the full year impact of the Albuquerque, NM store divestiture in January 2020.
(3)Excludes approximately $0.10 per diluted share impact of anticipated ERP-related expenses. The new ERP system is anticipated to be implemented in the first half of fiscal 2022.

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, September 10, 2020, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13705793.

A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, the non-GAAP financial measures include adjustments for items such as costs associated with impairment charges, Ukraine remeasurement and some of the charges associated with our Enterprise Resource Planning (ERP) system transition. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented, to their respective most directly comparable GAAP financial measure.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Arizona, Colorado, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, Serbia and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital.  Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, including from the newly acquired HorizonWest dealership complex, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2021, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, the duration, scope and impact of the COVID-19 pandemic on the Company's operations, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Managing Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	July 31, 2020	January 31, 2020
Assets
Current Assets
Cash	$44,484	$43,721
Receivables, net of allowance for expected credit losses	75,782	72,776
Inventories	570,680	597,394
Prepaid expenses and other	7,144	13,655
Total current assets	698,090	727,546
Noncurrent Assets
Property and equipment, net of accumulated depreciation	150,496	145,562
Operating lease assets	83,586	88,281
Deferred income taxes	3,337	2,147
Goodwill	2,818	2,327
Intangible assets, net of accumulated amortization	8,568	8,367
Other	1,130	1,113
Total noncurrent assets	249,935	247,797
Total Assets	$948,025	$975,343

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$20,734	$16,976
Floorplan payable	352,215	371,772
Current maturities of long-term debt	3,921	13,779
Current operating lease liabilities	12,158	12,259
Deferred revenue	22,716	40,968
Accrued expenses and other	38,122	38,409
Total current liabilities	449,866	494,163
Long-Term Liabilities
Long-term debt, less current maturities	48,665	37,789
Operating lease liabilities	83,341	88,387
Deferred income taxes	2,301	2,055
Other long-term liabilities	9,060	7,845
Total long-term liabilities	143,367	136,076
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	251,587	250,607
Retained earnings	106,175	97,717
Accumulated other comprehensive loss	(2,970)	(3,220)
Total stockholders' equity	354,792	345,104
Total Liabilities and Stockholders' Equity	$948,025	$975,343

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2020	2019	2020	2019
Revenue
Equipment	$202,654	$214,435	$421,159	$408,390
Parts	61,454	59,202	118,068	111,140
Service	27,986	26,832	53,586	49,662
Rental and other	11,371	14,512	20,860	24,079
Total Revenue	303,465	314,981	613,673	593,271
Cost of Revenue
Equipment	180,231	190,707	377,278	363,861
Parts	43,032	41,732	82,649	78,546
Service	9,665	8,737	18,010	16,219
Rental and other	7,849	9,778	14,636	16,719
Total Cost of Revenue	240,777	250,954	492,573	475,345
Gross Profit	62,688	64,027	121,100	117,926
Operating Expenses	53,079	54,855	106,137	107,410
Impairment of Long-Lived Assets	—	—	216	135
Income from Operations	9,609	9,172	14,747	10,381
Other Income (Expense)
Interest and other income	562	620	692	1,414
Floorplan interest expense	(901)	(1,399)	(2,054)	(2,276)
Other interest expense	(978)	(966)	(1,944)	(2,607)
Income Before Income Taxes	8,292	7,427	11,441	6,912
Provision for Income Taxes	1,892	1,916	2,779	1,846
Net Income	6,400	5,511	8,662	5,066

Diluted Earnings per Share	$0.28	$0.25	$0.39	$0.23
Diluted Weighted Average Common Shares	22,119	21,964	22,068	21,922

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended July 31,
	2020	2019
Operating Activities
Net income	$8,662	$5,066
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Depreciation and amortization	11,286	13,264
Impairment	216	135
Other, net	5,661	7,643
Changes in assets and liabilities
Inventories	31,885	(140,149)
Manufacturer floorplan payable	(26,726)	128,635
Other working capital	(17,949)	(20,897)
Net Cash Provided by (Used for) Operating Activities	13,035	(6,303)
Investing Activities
Property and equipment purchases	(10,473)	(12,350)
Proceeds from sale of property and equipment	489	670
Acquisition consideration, net of cash acquired	(6,790)	(2,972)
Other, net	(20)	14
Net Cash Used for Investing Activities	(16,794)	(14,638)
Financing Activities
Net change in non-manufacturer floorplan payable	7,229	49,937
Principal payments on senior convertible notes	—	(45,644)
Net proceeds from (payments on) long-term debt and finance leases	(1,840)	9,846
Other, net	(870)	(492)
Net Cash Provided by Financing Activities	4,519	13,647
Effect of Exchange Rate Changes on Cash	3	66
Net Change in Cash	763	(7,228)
Cash at Beginning of Period	43,721	56,745
Cash at End of Period	$44,484	$49,517

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2020	2019	% Change	2020	2019	% Change
Revenue
Agriculture	$169,072	$165,692	2.0%	$362,700	$319,464	13.5%
Construction	77,719	84,039	(7.5)%	137,833	154,782	(11.0)%
International	56,674	65,250	(13.1)%	113,140	119,025	(4.9)%
Total	$303,465	$314,981	(3.7)%	$613,673	$593,271	3.4%

Income (Loss) Before Income Taxes
Agriculture	$6,752	$6,177	9.3%	$12,914	$8,053	60.4%
Construction	1,375	1,334	3.1%	(1,498)	(888)	(68.7)%
International	(432)	505	n/m	(711)	722	n/m
Segment income (loss) before income taxes	7,695	8,016	(4.0)%	10,705	7,887	35.7%
Shared Resources	597	(589)	n/m	735	(975)	n/m
Total	$8,292	$7,427	11.7%	$11,440	$6,912	65.5%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2020	2019	2020	2019
Adjusted Net Income
Net Income (Loss)	$6,400	$5,511	$8,662	$5,066
Adjustments
ERP transition costs	763	1,701	1,484	2,716
Impairment charges	—	—	216	135
Ukraine remeasurement (gain) / loss	(130)	(141)	635	(153)
Total Pre-Tax Adjustments	633	1,560	2,335	2,698
Less: Tax Effect of Adjustments (1)	466	186	1,047	429
Total Adjustments	167	1,374	1,288	2,269
Adjusted Net Income	$6,567	$6,885	$9,950	$7,335

Adjusted Diluted EPS
Diluted EPS	$0.28	$0.25	$0.39	$0.23
Adjustments (2)
ERP transition costs	0.03	0.08	0.07	0.13
Impairment charges	—	—	0.01	—
Ukraine remeasurement (gain) / loss	—	(0.01)	0.02	(0.01)
Total Pre-Tax Adjustments	0.03	0.07	0.10	0.12
Less: Tax Effect of Adjustments (1)	0.02	0.01	0.05	0.02
Total Adjustments	0.01	0.06	0.05	0.10
Adjusted Diluted EPS	$0.29	$0.31	$0.44	$0.33

Adjusted Income Before Income Taxes
Income (Loss) Before Income Taxes	$8,292	$7,427	$11,440	$6,912
Adjustments
ERP transition costs	763	1,701	1,484	2,716
Impairment charges	—	—	216	135
Ukraine remeasurement (gain) / loss	(130)	(141)	635	(153)
Total Adjustments	633	1,560	2,335	2,698
Adjusted Income Before Income Taxes	$8,925	$8,987	$13,775	$9,610

Adjusted Loss Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$1,375	$1,334	$(1,498)	$(888)
Impairment charges	—	—	216	135
Adjusted Loss Before Income Taxes	$1,375	$1,334	$(1,282)	$(753)

Adjusted Income Before Income Taxes - International
Income (Loss) Before Income Taxes	$(432)	$505	$(711)	$722
Ukraine remeasurement (gain) / loss	(130)	(141)	635	(153)
Adjusted Income Before Income Taxes	$(562)	$364	$(76)	$569

Adjusted EBITDA
Net Income	$6,400	$5,511	$8,662	$5,066
Adjustments
Interest expense, net of interest income	938	885	1,792	2,419
Provision for income taxes	1,892	1,916	2,779	1,846
Depreciation and amortization	5,911	7,200	11,286	13,264
EBITDA	15,141	15,512	24,519	22,595
Adjustments
ERP transition costs	763	—	1,484	—
Impairment charges	—	—	216	135
Ukraine remeasurement (gain) / loss	(130)	(141)	635	(153)
Total Adjustments	633	(141)	2,335	(18)
Adjusted EBITDA	$15,774	$15,371	$26,854	$22,577

Adjusted Net Cash Provided By (Used for) Operating Activities
Net Cash Used for Operating Activities			$13,035	$(6,303)
Net Change in Non-Manufacturer Floorplan Payable			7,229	49,937
Adjustment for Constant Equity in Inventory			(4,191)	(92,977)
Adjusted Net Cash Used for Operating Activities			$16,073	$(49,343)

(1) The tax effect of U.S. related adjustments was calculated using a 26% tax rate, determined based on a 21% federal statutory rate and a 5% blended state income tax rate. Included in the tax effect of the adjustments is the tax impact of foreign currency changes in Ukraine of $0.3 million for the three months ended July 31, 2020 and $0.6 million for the six months ended July 31, 2020.
(2) Adjustments are net of amounts allocated to participating securities where applicable.